Exhibit 99.1

HomeStreet, Inc. Announces Termination of Bank Regulatory Order

SEATTLE – (BUSINESS WIRE) – March 27, 2012 – HomeStreet, Inc. (NASDAQ:HMST), the bank holding company of HomeStreet Bank (the “Bank”), today announced that its Bank regulators, the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, have terminated a cease and desist order dated May 2009 (the “Order”). The termination of the Order is effective as of March 26, 2012. The company has filed or will shortly file a form 8-K with the Securities and Exchange Commission relating to this matter.

“This is a major milestone for our Bank and reflects substantial improvements in the risk profile and financial condition of HomeStreet since the initiation of the Order,” said Vice Chairman and CEO Mark K. Mason. “HomeStreet’s board of directors and management have worked closely with our regulators to meet the requirements of the Order by building a strong credit culture, improving our asset quality, improving core earnings, maintaining strong liquidity and strengthening our capital position. The termination of the Order acknowledges these achievements.

“Throughout the life of the Order our regulators have demonstrated effective supervision, allowing us the time and the ability to do those things necessary to turn around the Bank before seeking new capital, and we share this achievement with them,” We are proud of our accomplishments and grateful for this recognition on the part of our regulators.”

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About HomeStreet, Inc.

HomeStreet is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. http://ir.homestreet.com.

This press release includes forward-looking statements concerning HomeStreet and the Bank and our collective business, operations, management plans, and expected results. Such statements are based on our management’s beliefs, assumptions, estimates and expectations of our future performance and involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management’s control. A number of factors could cause actual results to differ materially from those expressed in or implied by such forward-looking statements, including our ability to meet our goals and our regulators’ expectations; fluctuations in revenue or costs; our ability to integrate and successfully deploy our newly hired personnel; the extent of our success in managing troubled assets; competition; changes in the banking industry; regulatory changes; changes in the securities markets; and fluctuations in the general economy.

HomeStreet, Inc.

Terri Silver, AVP, Investor Relations/Corporate Communications

206-389-6303

terri.silver@homestreet.com

Source: HomeStreet, Inc.